Exhibit 10.8

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of March 5, 2026, by and between, BW Industrial Holdings Inc., a Delaware corporation (the “Corporation”), and Robert Sliva, an individual (the “Executive”).

RECITALS

1.	The Executive is currently employed by Bestwater USA Inc., a Texas corporation and a subsidiary of the Corporation (the “Operating Subsidiary”), pursuant to an offer letter dated 04/25/2025 (the “Offer Letter”). This Agreement is intended to supplement and govern the Executive’s service as an officer of the Corporation, and to the extent of any conflict between this Agreement and the Offer Letter with respect to the Executive’s duties and obligations to the Corporation, this Agreement shall control.

2.	A. The Corporation desires to engage the Executive as its Chief Operating Officer and to assure itself of the services of the Executive as an officer of the Corporation during the term of Employment (as defined below), in addition to the Executive’s employment with the Operating Subsidiary.

3.	The Executive desires to serve as an officer of the Corporation during the term of Employment and upon the terms and conditions of this Agreement, in addition to the Executive’s employment with the Operating Subsidiary.

AGREEMENT

The parties hereto agree as follows:

1.	POSITION

The Executive hereby accepts the position of Chief Operating Officer (the “Employment”) of the Corporation. The Executive acknowledges that the Executive’s compensation and benefits shall be provided by the Operating Subsidiary pursuant to the Offer Letter, and no separate compensation shall be payable by the Corporation under this Agreement except as expressly set forth herein.

2.	TERM

The Executive’s service as an officer of the Corporation shall be on an at-will basis, effective as of the date of this Agreement (the “Effective Date”), and may be terminated by either party at any time, with or without cause, subject to the terms and conditions of this Agreement.

3.	DUTIES AND RESPONSIBILITIES

(a)	The Executive’s duties at the Corporation will include all duties customary for the Executive’s position and such other duties as may be assigned by the Board of Directors (the “Board”).

(b)	The Executive shall devote all of his or her working time, attention and skills to the performance of his or her duties at the Corporation and the Operating Subsidiary and shall faithfully and diligently serve the Corporation in accordance with this Agreement, the Certificate of Incorporation and Bylaws of the Corporation, as amended and restated from time to time (the “Charter Documents”), and the guidelines, policies and procedures of the Corporation approved from time to time by the Board, as set forth in Schedule A.

(c)	The Executive shall use his or her best efforts to perform his or her duties hereunder.

4.	NO BREACH OF CONTRACT

The Executive hereby represents to the Corporation that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound, except for agreements entered into by and between the Executive and any member of the Group pursuant to applicable law, if any; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his or her duties hereunder; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity except for other member(s) of the Group, as the case may be.

5.	Intentionally Omitted

6.	COMPENSATION AND BENEFITS

(a)	Base Salary. The Executive’s base salary shall be as set forth in the Offer Letter and shall be paid by the Operating Subsidiary. No separate base salary shall be payable by the Corporation.

(b)	Bonus. The Executive shall be eligible for an annual bonus, subject to achievement of both individual and company performance targets as determined by the Board or the compensation committee thereof.

(c)	Benefits. The Executive is eligible for participation in any standard employee benefit plan of the Operating Subsidiary or the Corporation that currently exists or may be adopted in the future, including, but not limited to, any retirement plan, life insurance plan, health insurance plan and travel/holiday plan. Such benefits shall be provided by the Operating Subsidiary unless otherwise determined by the Board.

(d)	Expenses. The Executive shall be entitled to reimbursement by the Corporation for all reasonable ordinary and necessary travel and other expenses incurred by the Executive in the performance of his or her duties under this Agreement; provided that he properly accounts for such expenses in accordance with the Corporation’s policies and procedures.

7.	TERMINATION OF THE AGREEMENT

(a)	By the Corporation.

(i) For Cause. The Corporation may terminate the Employment for cause, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1) the Executive is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement,

(2) the Executive has been grossly negligent or acted dishonestly to the detriment of the Corporation,

(3) the Executive has engaged in actions amounting to willful misconduct or failed to perform his or her duties hereunder and such failure continues after the Executive is afforded a reasonable opportunity to cure such failure; or

(4) the Executive violates Section 8 of this Agreement.

Upon termination for cause, the Executive shall be entitled to the amount of base salary earned and not paid prior to termination, to be paid by the Operating Subsidiary. The Executive will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law. Termination of the Executive’s position with the Corporation for cause shall also constitute grounds for termination of the Executive’s employment with the Operating Subsidiary.

(ii) For death and disability. The Corporation may also terminate the Employment, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1) the Executive has died, or

(2) the Executive has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Corporation, renders the Executive unable to perform the essential functions of his employment with the Corporation, with or without reasonable accommodation, for more than 90 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

Upon termination for death or disability, the Executive (or the Executive’s estate or beneficiaries, as applicable) shall be entitled to the amount of base salary earned and not paid prior to termination, to be paid by the Operating Subsidiary. The Executive will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(iii) Without Cause. The Corporation may terminate the Employment without cause, at any time, upon thirty (30) days’ prior written notice. Upon termination without cause, the Executive shall be entitled to (i) the amount of base salary earned and not paid prior to termination, to be paid by the Operating Subsidiary, and (ii) any benefits required to be provided under applicable law. The Executive shall not be entitled to any severance or continued salary payments following the date of termination. Termination of the Executive’s position with the Corporation without cause shall not automatically terminate the Executive’s employment with the Operating Subsidiary, which shall be governed by the Offer Letter and applicable law.

(b)	By the Executive. The Executive may resign from the Employment at any time upon thirty (30) days’ written notice to the Corporation. Upon resignation, the Executive shall be entitled to the amount of base salary earned and not paid prior to termination, to be paid by the Operating Subsidiary. The Executive will not be entitled to receive payment of any severance benefits or other amounts, and the Executive’s right to all other benefits will terminate, except as required by any applicable law. Resignation from the Executive’s position with the Corporation shall not automatically terminate the Executive’s employment with the Operating Subsidiary, which shall be governed by the Offer Letter and applicable law.

(c)	Notice of Termination. Except otherwise provided, any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

8.	CONFIDENTIALITY AND NON-DISCLOSURE

(a)	Confidentiality and Non-Disclosure. The Executive hereby agrees at all times during the term of the Employment and after his or her termination, to hold in the strictest confidence, and not to use, except for the benefit of the Corporation, or to disclose to any person, corporation or other entity without prior written consent of the Corporation, any Confidential Information. The Executive understands that “Confidential Information” means any proprietary or confidential information of the Corporation, its affiliates, or their respective clients, customers or partners, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers, supplier lists and suppliers, software developments, inventions, processes, formulas, technology, designs, hardware configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, franchisees, distributors and other persons with whom the Corporation does business, information regarding the skills and compensation of other employees of the Corporation or other business information disclosed to the Executive by or obtained by the Executive from the Corporation, its affiliates, or their respective clients, customers or partners, either directly or indirectly, in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available and known to the public through no fault of the Executive.

(b)	Corporation Property. The Executive understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with his or her work or using the facilities of the Corporation are property of the Corporation and subject to inspection by the Corporation at any time. Upon termination of the Executive’s employment with the Corporation (or at any other time when requested by the Corporation), the Executive will promptly deliver to the Corporation all documents and materials of any nature pertaining to his or her work with the Corporation and will provide written certification of his or her compliance with this Agreement. Under no circumstances will the Executive have, following his termination, in his or her possession any property of the Corporation, or any documents or materials or copies thereof containing any Confidential Information.

(c)	Former Employer Information. The Executive agrees that he has not and will not, during the term of his or her employment, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Executive has an agreement or duty to keep in confidence information acquired by Executive, if any, or (ii) bring into the premises of the Corporation any document or confidential or proprietary information belonging to such former employer, person or entity unless consented to in writing by such former employer, person or entity. The Executive will indemnify the Corporation and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d)	Third Party Information. The Executive recognizes that the Corporation may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Corporation’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that the Executive owes the Corporation and such third parties, during the Executive’s employment by the Corporation and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Corporation’s agreement with such third party.

This Section 8 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 8, the Corporation shall have right to seek remedies permissible under applicable law.

9.	WITHHOLDING TAXES

Notwithstanding anything else herein to the contrary, the Corporation may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

10.	ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Corporation may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Group without such consent, and (ii) in the event of a change of control transaction, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Corporation hereunder.

11.	SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

12.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Executive and the Corporation regarding the terms of the Executive’s service as an officer of the Corporation and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter; provided, however, that this Agreement is intended to supplement, and not supersede, the Offer Letter with respect to the Executive’s employment with the Operating Subsidiary. To the extent of any conflict between this Agreement and the Offer Letter with respect to the Executive’s duties and obligations to the Corporation, this Agreement shall control. The Executive acknowledges that he or she has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement. Any amendment to this Agreement must be in writing and signed by the Executive and the Corporation.

13.	GOVERNING LAW; JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and each of the parties irrevocably consents to the jurisdiction and venue of the federal and state courts located in Delaware.

14.	AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.	NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party.

17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

18.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that it, he or she has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

BW Industrial Holdings Inc.

By:	/s/ Yunlong Zhang
Name:	Yunlong Zhang
Title:	Sole Director

Executive

Signature:	/s/ Robert Sliva
Name:	Robert Sliva

Schedule A

Code of Business Conduct and Ethics

Insider Trading Policy

Policy Relating to the Recovery of Erroneously Awarded Compensation